Exhibit 5.1
March 8, 2011
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 7,935,000 common units representing limited partner interests in the Partnership (the “Units”). We have participated in the preparation of a Prospectus Supplement dated March 8, 2011 (the “Prospectus Supplement”) and the Prospectus dated October 14, 2009 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-162475) (the “Registration Statement”) to which this opinion is an exhibit. The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 27, 2001, as amended as of the date hereof, (iii) an Underwriting Agreement, dated March 8, 2011 relating to the offering and sale of the Units (the “Underwriting Agreement”), a copy of which is being filed with the Securities and Exchange Commission as an exhibit to the Partnership’s Current Report on Form 8-K prior to the closing of the sale of the Units and (iv) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.
     Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus Supplement and the Prospectus.
     The opinions expressed herein are qualified in the following respects:
A.	We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.